                                                                    Exhibit 9(a)

                         FUND ADMINISTRATION AGREEMENT


     AGREEMENT made as of March 2, 1998 by and between Heitman Securities Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund"), and UAM Fund Services, Inc., a Delaware corporation (the "Administrator").

                             W I T N E S S E T H:

     WHEREAS, the Fund is registered as a diversified, open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund wishes to retain the Administrator to provide certain transfer agent, fund accounting and administration services with respect to the Fund, and the Administrator is willing to furnish or provide for the furnishing of such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1.  Appointment.  The Fund hereby appoints the Administrator to provide
         -----------
transfer agent, fund accounting and fund administration services to the Fund, subject to the supervision of the Board of Directors of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. The Fund presently issues shares of beneficial interest in one or more series each representing separate interests in a portfolio of investments and cash. Hereinafter, each such series shall be referred to as a "Portfolio." The term "Portfolio" as hereinafter used shall be deemed to include not only separate series of the Fund, but also separate classes of series of the Fund. The Fund shall notify the Administrator in writing of each additional Portfolio established by the Fund. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that said provisions (including those relating to the compensation and expenses payable by the Fund and its Portfolios) may be modified with respect to such new Portfolio in writing by the Fund and the Administrator at the time of the addition of such new Portfolio.

     2.  Delivery of Documents.  The Fund will upon request furnish the
         ---------------------
Administrator with copies, properly certified or authenticated, of each of the following in their most current form:

         (a) Resolutions of the Fund's Board authorizing the appointment of the Administrator to provide certain transfer agency, fund accounting and administration services to the Fund and approving this Agreement;

         (b) The Fund's First Amended and Restated Master Trust Agreement dated January 28, 1995, as amended (the "Declaration of Trust");

         (c) The Fund's Bylaws ("Bylaws");

         (d) The Fund's Notification of Registration of Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

         (e) The Fund's Registration Statement, as amended, on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and the 1940 Act, as filed with the SEC; and

         (f) The Fund's most recent Prospectuses and Statements of Additional Information and supplements thereto (such Prospectuses and Statements of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses").

         The Fund will furnish the Administrator from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3.  Services Provided by the Administrator.  The Administrator will provide
         --------------------------------------
the following services subject to the control, direction and supervision of the Board, and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Bylaws and applicable laws and regulations.

         (a) General Administration.  Unless otherwise provided by the adviser
             ----------------------
to the Fund, the Administrator shall manage, administer and conduct the general business activities of the Fund other than those which have been contracted to other third parties by the Fund as of the date hereof. The Administrator shall provide the personnel and facilities necessary to perform such general business activities. A detailed description of these services is included in Attachment A to this Agreement.

         (b)  Fund Accounting.  The Administrator shall provide the following
              ---------------
accounting services to the Fund: (i) maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions; (ii) calculation of the Portfolios' net asset values in accordance with the Prospectuses and, if requested by the Fund, transmission of the net asset values to the NASD for publication of prices; (iii) accounting for dividends, interest and other income received and distributions made by the Fund; (iv) preparation and filing of the Fund's state and federal tax returns and Semi-Annual Reports on Form N-SAR; (v) production of transaction data, financial reports and such other periodic and special reports as the Board may reasonably request; (vi) the preparation of financial statements for the semi-annual and annual reports and other shareholder communications; (vii) liaison with the Fund's independent auditors; and (viii) monitoring and administration of arrangements with the Fund's custodian and depository banks. A complete listing of reports that will be available to the Fund is included in Attachment B of this Agreement.

         (c) Transfer Agent.  The Administrator shall:
             --------------

             (i) Maintain records showing for each Fund shareholder the following: (A) name, address and tax identifying number; (B) number of shares held of any Portfolio of the Fund; (C) historical information including dividends paid and the date and price of all transactions including individual purchases and redemptions; and (D) any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account.

             (ii) Record the issuance of shares of beneficial interest of the Fund and notify the Fund in case any proposed issue of shares by the Fund shall result in an over-issue as identified by Section 8-104(2) of the Uniform Commercial Code and in case any issue would result in such an over-issue, shall refuse to countersign and issue, and/or credit, said shares. Except as specifically agreed in writing between the Administrator and the Fund, the Administrator shall have no obligation when countersigning and issuing and/or crediting shares, to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

             (iii) Process all orders for the purchase of shares of the Fund in accordance with the Fund's current Registration Statement. Upon receipt of any check or other payment for purchase of shares of the Fund from an investor, it will: (A) stamp the envelope with the date of receipt; (B) forthwith process the same for collection; and (C) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Fund's custodian bank account during such day. The Administrator shall then credit the share account of the investor with the number of shares to be purchased according to the price of the Fund's shares in effect for purchases made on the date such payment is received by the Administrator, determined as set forth in the Fund's current Prospectuses, and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to the Administrator with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

             (iv) Receive and stamp with the date of receipt all requests for redemptions or repurchase of shares held in certificate or non-certificate form and shall process redemptions and repurchase requests as follows: (A) if such certificate or redemption request complies with the applicable standards approved by the Fund, the Administrator shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by the Administrator on such day; (B) on or prior to the seventh calendar day succeeding any such request for redemption, the Administrator shall notify the custodian, subject to the instructions from the Fund, to transfer monies to such account as designated by the Administrator for such payment to the redeeming shareholder of the applicable redemption or repurchase price; (C) if any such certificate or request for redemption or repurchase does not comply with applicable standards, the Administrator shall promptly notify the investor of such fact, together with the reason therefor, and shall effect such redemption at the relevant Portfolio's price next determined after receipt of documents complying with said standards or at such other time as the Fund shall so direct.

             (v) Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

             (vi) Process redemptions, exchanges and transfers of Fund shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current Prospectuses. The Administrator shall be permitted to act upon the instruction of any person by telephone to redeem, exchange and/or transfer Fund shares from any account for which such services have been authorized. The Fund hereby agrees to indemnify and hold the Administrator harmless against all losses, costs or expenses, including attorneys' fees and expenses suffered or incurred by the Administrator directly or indirectly as a result of relying on the telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

             (vii) Transfer on the records of the Fund maintained by it, shares represented by certificates, as well as issued shares held in non-certificate form, upon the surrender to it of the certificate or, in the case of non-certificated shares, comparable transfer documents in proper form for transfer and, upon cancellation thereof, to countersign and issue new certificates or other documents of ownership for a like amount of stock and to deliver the same pursuant to the transfer instructions.

             (viii) Supply, at the expense of the Fund, a supply of continuous form blank stock certificates. Such blank stock certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund's corporate seal or facsimile thereof; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates of stock, the Administrator may, until otherwise directed by the Fund, continue to countersign certificates which bear the manual or facsimile signature of such officer.

             (ix) Upon the request of a shareholder of the Fund who requests a certificate representing his shares, countersign and mail by first class mail a share certificate to the investor at his address as set forth on the transfer books of the Fund.

             (x) In the event that any check or other order for the payment of money is returned unpaid for any reason, take such steps, including redepositing said check for collection or returning said check to the investor, as the Administrator may, at its discretion, deem appropriate and notify the Fund of such action, unless the Fund instructs otherwise. However, the Administrator shall not be liable to the Fund for any returned checks or other order for the payment of money if it follows reasonable procedures with respect thereto.

             (xi) Prepare, file with the Internal Revenue Service, and mail to shareholders such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed, and the Administrator shall withhold such sums as are required to be withheld under applicable Federal income tax laws, rules and regulations.

             (xii) Mail proxy statements, proxy cards and other materials and receive, examine and tabulate returned proxies. The Administrator shall make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

     (d)     Dividend Disbursing.  The Administrator shall act as Dividend
             -------------------
Disbursing Agent for the Fund, and, as such, shall prepare and mail checks or credit income and capital gain payments to shareholders. The Fund shall advise the Administrator of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. The Administrator shall, on or before the payment date of any such dividend or distribution, notify the Fund's custodian of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such distribution, the Fund shall instruct its custodian to make available to the Administrator sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates delivered where requested. A shareholder not electing issuance of certificates will receive a confirmation from the Administrator indicating the number of shares credited to his account.

     (e)     Miscellaneous.  Unless otherwise provided by the adviser to the
             -------------
fund, the Administrator will also:

             (i) Provide office facilities (which may be in the offices of the Administrator or a corporate affiliate of them, but shall be in such location as the Fund shall reasonably approve) and the services of a principal financial officer to be appointed by the Fund;

             (ii) Furnish statistical and research data, clerical services and stationery and office supplies;

             (iii) Assist in the monitoring of regulatory and legislative developments which may affect the Fund and, in response to such developments, counsel and assist the Fund in routine regulatory examinations or investigations of the Fund, and work with outside counsel to the Fund in connection with regulatory matters or litigation.

             (iv) In performing its duties: (A) will act in accordance with the Fund's Declaration of Trust, Bylaws, Prospectuses and the instructions and directions of the Board and will conform to, and comply with, except as otherwise provided herein, the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (B) will consult with outside legal counsel to the Fund, as necessary or appropriate.

             (v) Preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act in connection with the services required to be performed hereunder. The Administrator further agrees that all such records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Upon such request, the Administrator will surrender such records in a mutually agreeable, electronic format.

             (vi) Upon request, provide a copy of all historical data related to the Fund in a mutually agreeable electronic format.

         (f) The Administrator may, at its expense and discretion, subcontract with any entity or person concerning the provisions of the services contemplated hereunder. The Administrator will provide prompt notice of such delegation and provide copies of such subcontracts to the Fund if so requested by the Fund; provided, that such subcontract shall not discharge the Administrator from its obligations hereunder or delegation of duties to another third party.

     4.  Fees; Expenses; Expense Reimbursement.
         -------------------------------------

         (a) For the services rendered for the Fund pursuant to this Agreement, the Administrator shall be entitled to an annual fee as outlined in Attachment
C. Such fees are to be computed daily and paid monthly on the first business day of the following month. Upon any termination of this Agreement before the end of any month, the fee for such part of the month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         (b) The Administrator will from time to time employ or associate with such person or persons as may be fit to assist them in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both the Administrator and the Fund. The compensation of such person or persons for such employment shall be paid by the Administrator and no obligation will be incurred by or on behalf of the Fund in such respect.

         (c) The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Fund will be borne by the Fund or other parties, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and members of the Board who are not officers, directors, shareholders or employees of the Administrator, or the Fund's investment adviser or distributor, SEC fees and state Blue Sky fees, EDGAR filing fees, processing services and related fees, advisory and administration fees, charges and expenses of pricing and data services, independent public accountants and custodians, insurance premiums including fidelity bond premiums, legal expenses, costs of maintenance of corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Fund, printing and production costs of shareholders' reports and corporate meetings, cost and expenses of Fund stationery and forms; costs of special telephone and data lines and devices; trade association dues and expenses; and any extraordinary expenses and other customary Fund expenses; provided, however, that, except as provided in any distribution plan adopted by the Fund, the Fund will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Fund. In addition, the Administrator may utilize one or more independent pricing services, approved from time to time by the Board, to obtain securities prices in connection with determining the net asset values of the Fund, and the Fund will reimburse the Administrator for its share of the cost of such services based upon its actual use of the services for the benefit of the Fund.

     5.  Proprietary and Confidential Information.  The Administrator agrees on
         ----------------------------------------
behalf of itself and its employees to treat confidentially and as proprietary, information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Waivers of confidentiality are automatically effective without further action by the Administrator with respect to Internal Revenue levies, subpoenas and similar actions, or with respect to any request by the Fund.

     6.  Duties, Responsibilities and Limitation of Liability.
         ----------------------------------------------------

         (a) In the performance of its duties hereunder, the Administrator shall be obligated to exercise due care and diligence and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, the Administrator shall be entitled to rely on any oral or written instructions, notices or other communications from the Fund and its custodians, officers and directors, investors, agents, legal counsel and other service providers which communications the Administrator reasonably believes to be genuine, valid and authorized.

         (b) Subject to the foregoing, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund, in connection with the matters to which this Agreement relates, except for a loss or expense resulting from willful misfeasance, bad faith or gross negligence on the Administrator's part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer, director, partner, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Administrator's duties hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or person under the control or direction of the Administrator even though paid by the Administrator. In no event shall the Administrator be liable to the Fund or any other party for special or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Administrator has been advised of such loss or damage and regardless of the form of action.


         (c) The Administrator shall not be responsible for, and the Fund shall indemnify and hold the Administrator harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities, except for a loss or expense resulting from willful misfeasance, bad faith or gross negligence on the Administrator's part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement, arising out of or attributable to:

             (i) All actions of the Administrator or its officers, employers or agents required to be taken pursuant to this Agreement;

             (ii) The reliance on or use by the Administrator or its officers, employers or agents of information, records, or documents which are received by the Administrator or its officers, employers or agents and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or its officers, employees or agents;

             (iii) The Fund's refusal or failure to comply with the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving gross negligence or willful misfeasance;

             (iv) The taping or other form of recording of telephone conversations or other forms of electronic communications with other agents of the Fund, its investors and shareholders, in accordance with applicable law, or reliance by the Administrator on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account reasonably believed to be genuine for which telephone or other electronic services have been authorized; and

             (v) The offer or sale of shares by the Fund in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state resulting from activities, actions, or omissions by the Fund or its officers, employees, or agents prior to the effective date of this Agreement.

         (d) The Administrator shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorneys' fees and expenses, payments, expenses and liability arising out of or attributable to the Administrator's refusal or failure to comply with the terms of this Agreement; the Administrator's breach of any representation or warranty made by it herein; or the Administrator's lack of good faith, or acts involving gross negligence, willful misfeasance or reckless disregard of its duties hereunder.

     7.  Term.  The Administrator will start the provision of the services
         ----
contemplated by this Agreement on the date first hereinabove written (except that the Administrator shall start the provision of transfer agent services set forth in Section 3(c) herof on whatever later date the current service provider ceases to provide such services) and the operative terms of the Agreement will be effective for a period of not less than one (1) year from such date. Thereafter, this Agreement shall continue in effect from year to year provided such continuance is specifically approved at least annually by the Board and by the Trustees who are not "interested" persons of the Fund, cast n person at a meeting called for the purpose of voting on such Agreement. This Agreement is terminable, without penalty, by the Board or by the Administrator, on not less than ninety (90) days' written notice after the initial one (1) year term. Except as provided in Section 8 hereof, this Agreement shall automatically terminate upon its assignment by the Administrator without the prior written consent of the Fund. Upon termination of this Agreement, the Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is later.

     8.  Non-Assignability.  This Agreement shall not be assigned by either of
         -----------------
the parties hereto without the prior consent in writing of the other party; provided, however, that the Administrator may in its own discretion and without limitation or prior consent of the Fund, whenever and on such terms and conditions as it deems necessary or appropriate, enter into subcontracts, agreements and understandings with non-affiliated third parties; provided, that such subcontract, agreement or understanding shall not discharge the Administrator from its obligations hereunder or delegation of duties to another third party.

      9.   Force Majeure.  The Administrator shall not be responsible or liable
           -------------
for any failure or delay in performance of its obligations under this Agreement, any damages, loss of data, or any other loss whatsoever, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military authority or governmental actions, nor shall any such failure or delay give the Fund the right to terminate this Agreement, unless such failure or delay shall result in the Fund's inability to comply with the requirements of state and federal law. Administrator shall use its best efforts to minimize any such loss of data or delay by all practicable steps. Administrator further agrees not to discriminate against the Fund in favor of any other customer of Administrator in making its computer time and personnel available to input and process transactions hereunder when such a loss or delay occurs.

      10.  Use of Name.  The Fund and the Administrator agree not to use the
           -----------
other's name nor the names of such other's affiliates, designees or assignees in any prospectus, sales literature or other printed material written in a manner not previously expressly approved in writing by the other or such other's affiliates, designees or assignees except where required by the SEC or any state agency responsible for securities regulation.

      11.  Notice.  Any notice required or permitted hereunder shall be in
           ------
writing to the parties at the following address (or such other address as a party may specify by notice to the other):

           If to the Fund:      Heitman Securities Trust
                                180 North LaSalle Street, Suite 3600
                                Chicago, IL 60601
                                Attention: Dean Sotter

           If to Administrator: UAM Fund Services, Inc.
                                211 Congress Street
                                Boston, MA  02110
                                Attn:  Gary L. French, President

           Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

      12.  Waiver.  The failure of a party to insist upon strict adherence to
           ------
any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

      13.  Severability.  If any provision of this Agreement is invalid or
           ------------
unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

      14.  Successor and Assigns.  The covenants and conditions herein contained
           ---------------------
shall, subject to the provisions as to assignment, apply to and bind the successors and assigns of the parties hereto.

      15.  Governing Law.  This Agreement shall be governed by Massachusetts law
           -------------
including its choice of law provisions.

      16.  Amendments.  This Agreement may be modified or amended from time to
           ----------
time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      17.  Limitation of Liability.  The Declaration of Trust, which is hereby
           -----------------------
referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name of the Fund means the Trustees from time to time serving (as Trustees but not personally) under the Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Fund thereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date indicated above.


                           HEITMAN SECURITIES TRUST


                           By:
                              ------------------------------
                           Name:
                           Title:


                           UAM FUND SERVICES, INC.


                           By:
                              ------------------------------
                           Name:
                           Title:

                                  Attachment A


                          Fund Administration Services


Compliance
----------

Assist in the training of portfolio managers, management and Fund accountants concerning compliance manuals and procedures.

Monitor each Portfolio's compliance with investment restrictions (i.e. issuer or industry diversification, etc.) listed in the current Prospectuses and Statement of Additional Information. (Frequency - Daily)

Monitor each Portfolio's compliance with the requirements of Internal Revenue Code (the "Code") Section 851 for qualification as regulated investment companies. (Frequency - Monthly)

Calculate and recommend dividend and capital gain distributions in accordance with distribution policies detailed in the Prospectuses. (Frequency - Determined by Prospectus)

Prepare year-end dividend and capital gain distributions to establish Fund's status as RIC under Section 4982 of the Code regarding minimum distribution requirements. Assist in the preparation of Federal Excise Tax Return (Form
8613).  (Frequency - Annually)

Monitor investment manager's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements" and provisions of Rule 2a-7 for money market funds. (Frequency - Daily)

Review investments involving interests in any broker, dealer, underwriter or investment adviser to ensure continued compliance with Section 12(d)(3) of the 1940 Act. (Frequency - Quarterly)

Monitor the Fund's brokerage allocation and prepare quarterly brokerage allocation reports for Board meetings (consistent with reporting from the current service provider).

Monitor the Fund's compliance with state blue sky laws.

Reporting
---------

Prepare agreed upon management reports and Board materials such as unaudited financial statements, distribution summaries and deviations of mark-to-market valuation and the amortized cost for money market funds.

Report Fund performance to outside services as directed by Fund management.

Prepare and file Fund's Semi-Annual Reports on Form N-SAR with the SEC.

Assist in the preparation of Federal tax returns along with all state and local tax returns and State Expense Limitation returns, where applicable.

Prepare and coordinate printing of Fund's Semi-Annual and Annual Reports to shareholders.

File copies of every report to shareholders with the SEC under Rule 30b2-1.

Notify shareholders as to what portion, if any, of the distributions made by the Fund during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Code.

Provide Form 1099-MISC to persons other than corporations (i.e., Trustees/Directors) to whom the Fund paid more than $600 during the year.

Prepare reports relating to the Fund's compliance with respect to Section 851 of the Code.

Administration
--------------

Serve as officers of the Fund and attend Fund Board meetings.

Prepare Fund portfolio expense projections, establish accruals and review on a periodic basis.

Calculate expenses based on a percentage of Fund's average daily net assets (advisory and administrative fees).

Calculate expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

For new Portfolios, obtain Employer Identification Number and CUSIP number.

Estimate organization (offering) costs and monitor against actual disbursements.

Provide financial information for Fund proxies and Prospectuses (Expense Table).

Coordinate all communications and data collection with regards to any regulatory examinations and yearly audit by independent accountants.

Act as liaison to investment advisors concerning new products.

Miscellaneous
-------------

Assist with preparing and filing Rule 24f-2 Notice.

Prepare and maintain all state registrations and exemptions of the Fund's securities including annual renewals, registering new Portfolios, preparing and filing sales reports, filing copies of the registration statement and final prospectus and statement of additional information, and increasing registered amounts of securities in individual states.

Review and monitor fidelity bond and errors and omissions insurance coverage and make any related regulatory filings.

Assist with preparation of agenda and Board materials, including materials relating to contract renewals, for all Board meetings.

Respond to questions from the investment advisors concerning legal questions relating to investments.

                                  Attachment B


Domestic Fund Accounting Daily Reports
--------------------------------------

A)   General Ledger Reports

     1.  Trial Balance Report
     2.  General Ledger Activity Report

B)   Portfolio Reports

     1.  Portfolio Report
     2.  Cost Lot Report
     3.  Purchase Journal
     4.  Sell/Maturity Journal
     5.  Amortization/Accretion Report
     6.  Maturity Projection Report

C)   Pricing Reports

     1.  Pricing Report
     2.  Pricing Report by Market Value
     3.  Pricing Variance by % Change
     4.  NAV Report
     5.  NAV Proof Report
     6.  Money Market Pricing Report

D)   Accounts Receivable/Payable Reports

     1.  Accounts Receivable for Investments Report
     2.  Accounts Payable for Investments Report
     3.  Interest Accrual Report
     4.  Dividend Accrual Report

E)   Other

     1.  Dividend Computation Report
     2.  Cash Availability Report
     3.  Settlement Journal

International Fund Accounting Daily Reports
-------------------------------------------

A)   General Ledger

     1.  Trial Balance Report
     2.  General Ledger Activity Report

B)   Portfolio Reports

     1.  Portfolio Report by Sector
     2.  Cost Lot Report
     3.  Purchase Journal
     4.  Sell/Maturity Journal

C)   Currency Reports

     1.  Currency Purchase/Sales Journal
     2.  Currency Valuation Report

D)   Pricing Reports

     1.  Pricing Report by Country
     2.  Pricing Report by Market Value
     3.  Price Variance by % Change
     4.  NAV Report
     5.  NAV Proof Report

E)   Accounts Receivable/Payable Reports

     1.  Accounts Receivable for Investments Sold/Matured
     2.  Accounts Payable for Investments Purchased
     3.  Accounts Receivable for Forward Exchange Contracts
     4.  Accounts Payable for Forward Exchange Contracts
     5.  Interest Receivable Valuation
     6.  Interest Recoverable Withholding Tax
     7.  Dividends Receivable Valuation
     8.  Dividends Recoverable Withholding Tax

F)   Other

     1.  Exchange Rate Report

Monthly Fund Accounting Reports
-------------------------------

A)   Standard Reports

     1.  Cost Proof Report
     2.  Transaction History Report
     3.  Realized Gain/Loss Report
     4.  Interest Record Report
     5.  Dividend Record Report
     6.  Broker Commission Totals
     7.  Broker Principal Trades
     8.  Shareholder Activity Report
     9.  Fund Performance Report
     10. SEC Yield Calculation Work Sheet

B)   International Reports

     1.  Forward Contract Transaction History Report
     2.  Currency Gain/Loss Report

                                  Attachment C

               Fee Schedule to the Fund Administration Agreement

     1. For the general administrative services the Administrator provides under Sections 3(a) and (e) of the Agreement, the Fund agrees to pay the Administrator a fee with respect to each class of the Portfolio listed below at an annual rate of .10% based on the average of the daily net assets of each such class as determined at the close of business on each day throughout the month:

     Heitman/PRA Institutional Class-Heitman Real Estate Fund

     Advisor Class-Heitman Real Estate Fund

     The Advisor Class and any subsequent Classes of the Heitman Real Estate fund shall be subject to a minimum annual fee of $25,000 per class.

     The administrative fee shall be payable monthly in arrears as soon as practicable after the last day of each month.

     2.  For the Fund accounting services the Administrator provides under
Section 3(b) of the Agreement, the Fund on behalf of the Heitman Real Estate Fund, agrees to pay Administrator an annual accounting fee payable monthly in arrears, which consists of a $75,000 minimum fee, plus 0.02% on total Fund assets in excess of $100 million. In addition the Administrator will receive a $25,000 minimum fee for each additional class of the Fund's shares added after the date hereof.

     3. For the transfer agent and dividend disbursing services the Administrator provides under Sections 3(c) and (d) of the Agreement, the Fund agrees to pay the Administrator a fee on a monthly basis with respect to each Class of the Heitman Real Estate Fund listed below equal to 1/12 of the annual maintenance fee, subject to a minimum fee as listed below, plus out-of-pocket expenses as follows:

(A) Heitman/PRA Institutional Class - Minimum Fee: 1,875 per month
-----------------------------------

(B) Advisor Class - Minimum Fee: $2,250 per month
-----------------

                                           Maintenance Fee per Annum
                                           -------------------------
Type of Trust Account                             per Account
---------------------                             -----------

Annual, Semi-Annual or Quarterly Dividend            $15.00
Monthly Dividend                                     $16.50
Daily Accrual Fund                                   $18.00

     Per account fees will be applied to active accounts and zero balance accounts with no dividend payable. Zero balance account will be purged after year end tax reporting.

     Out of pocket expenses shall be reimbursed by the Fund to the Administrator or paid directly by the Fund. Such expenses include but are not limited to the following:

          (a)  Toll-free lines (if required)
          (b)  Forms, envelopes, checks, checkbook
          (c)  Postage (bulk, pre-sort, first-class at current prevailing rates)
          (d)  Hardware/phone lines for remote terminal(s) (if required)
          (e)  Microfiche/Microfilm
          (f)  Wire fee for receipt - $7.50 per wire; disbursement - $12.50
          (g)  Mailing fee - approximately $45.00 per 1,000 Items
          (h)  Cost of proxy solicitation, mailing and tabulation (if required)
          (i)  Certificate issuance - $2.00 per certificate
          (j) Record retention storage - $3.50 per cubic foot per month, plus runner charges
          (k) Development/programming cost/special projects - time and material Ad-hoc report set up $125, plus $.012 per record passed.
               Labels - $.12 per label ($75.00 minimum)
          (l)  ACH transaction charges - charges - $0.25 per transaction
          (m)  "B" notice mailing - $5.00 per item
          (n) Locating lost shareholders in anticipation of escheating - $5.00 per name
          (o)  Commission and 12b-1 calculations - $.25 per account, per run
          (p)  Retroactive Record Dates for dividends, proxies, etc.
          (q)  Conversion expenses - to be determined, time and materials

     The following is a list of additional out-of-pocket expenses which shall be reimbursed by the Fund to the Administrator or paid directly by the Fund. Such expenses include but are not limited to the following:

National Securities Clearing Corporation (NSCC) Charges
-------------------------------------------------------

     1.  FUND SERV
          Participation Fee              $50.00 per month
          CPU Access                     $40.00 per month
          Transaction Fee                $ 0.50 per transaction

     2.  Networking
          Participation Fee              $250.00 per month
          CPU Access Fee                 $40.00 per month
          Account Fee                    $ .045 per month on monthly
                                         dividend funds

                                         $.030 per month on all other
                                         dividend funds

     3.  Commission Settlements
          Participation Fee              $50.00 per month
          Account Fee                    $  0.30 per account per month

Access Charges for NSCC
-----------------------

     1.  FUND/SERV
         Base Facility Use Fee           $500.00 per month
         Transaction Fee                 $      .25 per Transaction

     Plus out-of-pocket expenses for settlements, wire charges, NSCC pick-up charges, etc.

     2.  Networking
         Base Facility Use Fee           $500.00 per month
         Matrix Level Charges:
         Level 1, 2 or 4                 $   .24 per acct/month
         Level 3                         $   .06 per acct/month

     Master/Omnibus Account              $  7.50 per
                                         purchase/redemption
                                         transaction

Additional Expenses (which may be paid by shareholder):
-----------------------------------------------------

     Direct IRA/Keogh processing         $10.00 per account per annum
                                         $ 7.50 new account set-up fee
                                         $ 2.50 per distribution
                                         $10.00 per transfer out
     Exchange Fee                        $ 5.00 per transaction

Payment
-------

     The above will be billed within the first five (5) business days of each month and will be paid by wire within five (5) business days of receipt.